Exhibit 99.1

Contacts: Investors: Brad Cole Genomic Health 650-569-2281 investors@genomichealth.com	www.genomichealth.com
Media: Emily Faucette Genomic Health 650-569-2824 media@genomichealth.com
Genomic Health Announces Third Quarter 2007 Financial Results and
Business Progress
- Oncotype DX™ Included in New ASCO Guidelines -
- Conference Call Today at 4:30 p.m. ET -
REDWOOD CITY, Calif., October 30, 2007 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the third quarter ended September 30, 2007.
Total revenue increased to $15.9 million in the third quarter of 2007 compared to $7.1 million in the third quarter of 2006. Product revenue from Oncotype DX was $15.8 million in the third quarter of 2007 compared to $6.9 million in the third quarter of 2006. Contract revenue was the balance of total revenue for each of these periods.
“We believe that ASCO’s recent inclusion of Oncotype DX in its updated clinical practice guidelines on the use of tumor markers in breast cancer represents another milestone in personalized medicine,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “We believe that these guidelines and our progress with physicians, patients and payors indicate that use of Oncotype DX is becoming standard practice in breast cancer treatment planning.”
Additional Third Quarter 2007 Financial Results
Cost of product revenue was $4.4 million in the third quarter of 2007, compared to $2.7 million for the third quarter of 2006. Research and development expenses for the third quarter of 2007 were $5.6 million, compared to $3.2 million for the same period in 2006. Selling and marketing and general and administrative expenses for the third quarter of 2007 were $14.0 million, compared to $9.9 million for the same period in 2006. Included in third quarter 2007 operating expenses was $1.6 million of stock-based compensation expense, compared to $0.8 million in the same period in 2006.
Net loss was $7.3 million in the third quarter of 2007, compared to $8.2 million in the third quarter of 2006. Basic and diluted net loss per share applicable to common stockholders was

$0.26 in the third quarter of 2007, compared to a net loss per share of $0.33 per share in the third quarter of 2006.
During the third quarter of 2007, approximately 31 percent of product revenue was recorded on an accrual basis and recognized at the time the test results were delivered, reflecting established payment patterns from payors with coverage policies in place.
Financial Results for Nine Months Ended September 30, 2007
Total revenue for the nine months ended September 30, 2007 was $44.7 million, compared to $20.6 million for the first nine months of 2006. Product revenue for the nine months ended September 30, 2007 was $43.5 million, compared to $18.9 million for the first nine months of 2006. Contract revenue constituted the balance of revenue for the first nine months of 2007 and 2006.
Cost of product revenue for the nine months ended September 30, 2007 was $12.4 million, compared to $7.2 million for the comparable period in 2006. Research and development expenses for the first nine months of 2007 were $16.0 million, compared to $8.7 million in the first nine months of 2006. Selling and marketing, and general and administrative expenses for the first nine months of 2007 were $39.1 million, compared to $26.2 million in the first nine months of 2006. The increase in expenses includes stock-based compensation expense of $4.5 million in the first nine months of 2007 compared to $2.0 million for the same period in 2006.
Net loss for the nine months ended September 30, 2007 was $21.3 million, compared to $19.9 million for the first nine months of 2006. Basic and diluted net loss per share was $0.81 for both the nine months ended September 30, 2007 and the nine months ended September 30, 2006.
Cash and Cash Equivalents
Cash and cash equivalents and investments at September 30, 2007 were $73.9 million, compared to $44.2 million at December 31, 2006.
Recent Highlights and Accomplishments
Peer-Reviewed Publications and Medical Meeting Presentations
 — The American Society of Clinical Oncology (ASCO) issued updated guidelines that include use of the Oncotype DX breast cancer assay to predict the likelihood of disease recurrence and likelihood of chemotherapy benefit for a large portion of early-stage breast cancer patients.
— Multiple abstracts regarding Oncotype DX have been accepted for the 30th Annual San Antonio Breast Cancer Symposium, December 12 – 16, 2007, including three abstracts (two posters and one oral presentation) authored by company researchers and collaborators.
— At the 2007 ASCO Breast Cancer Symposium in the third quarter, we announced results from three studies that support the use of quantitative real-time polymerase chain reaction (RT-PCR), as performed in the Oncotype DX assay, for measuring the hormone receptors, estrogen receptor (ER) and progesterone receptor (PR) in early breast cancer patients.

Physician Usage and Adoption
 — More than 5,950 test results were delivered in the third quarter of 2007, compared to more than 3,800 test results delivered in the third quarter of 2006.
— Over 6,600 physicians have ordered a cumulative total of more than 39,000 tests for their patients since Oncotype DX became commercially available.
Reimbursement Progress for Oncotype DX
— CareFirst Blue Cross Blue Shield signed a contract covering approximately 3.2 million lives.
— Blue Cross Blue Shield of Arizona established a policy covering approximately 1.1 million lives.
— WellPoint, Inc., a leading health benefits provider, adopted a policy that covers Oncotype DX, with certain restrictions.
— Health plans covering greater than 50 percent of U.S. insured lives now provide reimbursement for Oncotype DX through contracts, agreements and policy decisions.
Pipeline
— As announced on October 11, preliminary results from a study of Oncotype DX in women with node-positive, hormone receptor-positive breast cancer conducted by the Southwest Oncology Group (SWOG), a National Cancer Institute clinical trials cooperative group, and Genomic Health suggest that the test may be useful in predicting survival without recurrence and the benefit of chemotherapy for node-positive breast cancer patients, in addition to those with node-negative, estrogen receptor-positive breast cancer. Genomic Health and SWOG will submit these data for presentation at the San Antonio Breast Cancer Symposium.
— The Oncotype DX collection kit received CE marking and may be distributed in every country of the European Economic Area.
— We continue to expect that progress in our colon cancer development program will result in a clinical validation study in 2008.
Conference Call Details
To access the live conference call today, October 30 at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 20930721. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 6 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 20930721.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, Oncotype DX™, which has been shown to predict the likelihood of breast cancer recurrence and the likelihood of chemotherapy benefit in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit http://www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our belief that the inclusion of Oncotype DX in ASCO’s guidelines represents a milestone for personalized medicine; our belief that the use of Oncotype DX is becoming standard practice in breast cancer treatment planning; continued growth in adoption of and reimbursement for our test; the preliminary results and usefulness of the study of Oncotype DX in node-positive patients; the timing of a validation study for our colon cancer assay; the outcome or success of clinical trials and our expectations regarding potential clinical outcomes; the applicability of clinical study results to actual outcomes; and our expectations regarding our SABCS presentations. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; the risks and uncertainties associated with the regulation of our test by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements
NOTE: Genomic Health, the Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
REVENUES:
Product revenues	$15,781	$6,928	$43,482	$18,932
Contract revenues	120	191	1,197	1,626

Total revenues	15,901	7,119	44,679	20,558

OPERATING EXPENSES:
Cost of product revenues	4,398	2,674	12,417	7,201
Research and development	5,643	3,229	16,037	8,678
Selling and marketing	9,484	6,429	26,377	17,331
General and administrative	4,488	3,464	12,763	8,904

Total operating expenses	24,013	15,796	67,594	42,114

Loss from operations	(8,112)	(8,677)	(22,915)	(21,556)

Other income (expense):
Interest and other income	1,021	602	2,149	1,943
Interest expense	(162)	(105)	(535)	(312)

Net loss	$(7,253)	$(8,180)	$(21,301)	$(19,925)

Basic and diluted net loss per share	($0.26)	($0.33)	($0.81)	($0.81)

Shares used in computing basic and diluted net loss per share	28,119,786	24,516,761	26,287,177	24,499,316

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)

Cash and cash equivalents	$26,796	$14,926
Short-term investments	47,122	29,289
Accounts receivable, net	3,168	1,862
Prepaid expenses and other current assets	2,315	1,609

Total current assets	79,401	47,686

Property and equipment, net	9,747	9,421
Restricted cash	500	500
Other assets	490	417

Total assets	$90,138	$58,024

Accounts payable	$459	$2,523
Accrued expenses and other current liabilities	6,831	4,390
Deferred revenue	993	847
Capital leases, current	2,695	2,547
Capital leases, long-term	2,694	4,726
Other liabilities	1,426	1,162
Stockholders’ equity	75,040	41,829

Total liabilities and stockholders’ equity	$90,138	$58,024

The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.